                                                                    EXHIBIT 10.6

                             STRATEGIC RELATIONSHIP

                         AND SOFTWARE LICENSE AGREEMENT

                                       BY

                                      AND

                                    BETWEEN

                            HEWLETT-PACKARD COMPANY

                                      AND

                           CLEARCOMMERCE CORPORATION

                                     DATED

                               SEPTEMBER 30,1999

                             STRATEGIC RELATIONSHIP
                                      AND
                           SOFTWARE LICENSE AGREEMENT


 This Strategic Relationship and Software License Agreement (this "Agreement") is made as of September 30, 1999 ("Effective Date") by and between HEWLETT-PACKARD COMPANY, a Delaware Corporation and its subsidiaries, divisions and affiliates ("HP"), and CLEARCOMMERCE CORPORATION, a Delaware corporation ("ClearCommerce").

 WHEREAS, HP and ClearCommerce have entered into a Bundled Software License Agreement dated March 31, 1999 ("Bundled Software License Agreement) and ClearCommerce License Purchase Form No. 98-1203 executed by HP on March 29, 1999 (collectively the "Prior Agreements") for the licensing of certain ClearCommerce products to HP; AND

 WHEREAS, HP and ClearCommerce desire to expand their relationship into a strategic relationship which covers all ClearCommerce products and services; AND

 WHEREAS, HP and ClearCommerce desire to supercede the Prior Agreements with this Agreement;

 NOW THEREFORE, the parties hereby agree as follows:

 I .  DEFINITIONS

      1.1.  "Program" means ClearCommerce's software program(s) listed and
             -------
            described in Exhibit A hereto, including all Enhancements and
                        ---------
            localized versions thereto as further set forth below.

      1.2.  "Enhancements" mean all bug fixes, error corrections, updates,
             ------------
            modifications, new features, new functionalities, upgrades or versions of the Program or Documentation.

      1.3.  "Documentation" means the manuals and other documentation that
             -------------
            ClearCommerce ordinarily makes available with a Program and any other documentation and information regarding the Program which HP reasonably requests for evaluation and use of the Program as contemplated herein, including those items listed and described in

            Exhibit A hereto.
            ---------

      1.4.  "Complete Copy" of a Program includes (i) a master copy of the
             -------------
            Program in object code form (as specified on, Exhibit A hereto) on
                                                          ---------
            the media described on Exhibit A that satisfies all functional
                                   ---------
            specifications set forth in the Documentation, (ii) copies of all tools, software programs, and documentation used to certify the correct operation of the Program, and (iii) all Documentation and technical manuals for the Program in the form(s) and on the media described in Exhibit A.
                         ---------

      1.5.  "HP Product(s)" means any HP product, in all its supported
             -------------
            configurations and with all associated peripherals.

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      1.6.  "Subsidiaries" will mean an entity controlled by or under common
             ------------
            control with a party to this Agreement, through ownership or control of more than fifty percent (50% ) of the voting power of the shares or other means of ownership or control, provided that such control continues to exist.

      1.7.  "Commerce for The Millennium Program ('CFTM')  shall mean HP's
             --------------------------------------------
            electronic commerce solution for service providers to deliver e-commerce services to businesses.

      1.8.  "Store License" is defined as a per storefront license under the
             -------------
            CFTM for a set or open ended number of months, such that a Merchant (as defined below) with two (2) storefronts will require two (2) Store Licenses.

      1.9.  "Store-Months" will consist of one (1) month of license per Store
             ------------
            License under the CFTM.

      1.10. "Merchant" is a business entity that is selling goods or services
             --------
            via the Internet under the CFTM.

 2.   DELIVERY AND ACCEPTANCE

      2.1.  Delivery.  ClearCommerce agrees to deliver to HP a Complete Copy of
            --------
            each Program listed in Exhibit A not already received and tested by
                                   ---------
            HP no later than ten (10) days after the execution of this Agreement.

      2.2.  Acceptance.  HP will be entitled to test and evaluate any Program by
            ----------
            whatever means it deems appropriate consistent with ClearCommerce's rights in the Program, and ClearCommerce hereby grants to HP any licenses necessary for HP to perform its evaluation. Such licenses will include the right of HP to use third party subcontractors to achieve the foregoing. HP and ClearCommerce agree that after the initial license order represented by the License Fee specified in Exhibit C. the acceptance criteria for the initial HP Proposed
            ---------
            Enhancements under Section 5.3 shall be as stated in Section 1 of Exhibit B. Acceptance criteria for future Program Enhancements will
            ---------
            be discussed and mutually agreed to by the parties. If HP returns a Program for rework, ClearCommerce agrees to correct the listed defects and resubmit the Program for re-evaluation under the same acceptance procedure. In the event HP rejects a Program after the initial license order, it will give ClearCommerce written notice of rejection stating the reasons for its unacceptability; and this Agreement will terminate with respect to that Program.

      2.3.  Enhancements.  ClearCommerce agrees to deliver to HP a complete
            ------------
            copy of any Enhancement within five (5) days of its release to manufacturing by ClearCommerce. HP will have the right to test and evaluate the Enhancements under the acceptance procedure described above.

3.    RIGHTS GRANTED AND RESTRICTIONS

      3.1.  License to the Program. ClearCommerce hereby grants to HP, under
            ----------------------
            ClearCommerce's intellectual property rights, a non-exclusive, worldwide license to use, reproduce, display,

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           distribute, import and disclose the Program in object code format for use either as a standalone product, or in conjunction with an HP Product, or to integrate and distribute with HP Products or other third party products. Such use limitation will not apply in the case of Enhancements for distribution to customers for support and maintenance purposes. Such license will include the right of HP to continue distributing Program versions that are first distributed by HP and subsequently updated or upgraded to a new release during the Term of the Agreement. Such license will include the right of HP to sublicense distributors, resellers, and other third parties to achieve the foregoing. ClearCommerce warrants that HP's distribution rights are worldwide and shall use its best efforts to ensure that ClearCommerce's existing or subsequent third party distribution arrangements do not infringe HP's distribution rights.

      3.2. License to the Documentation. ClearCommerce hereby grants to HP,
           ----------------------------
           under ClearCommerce's intellectual property rights, a non-exclusive, worldwide license to use, reproduce, display, translate, import, disclose, distribute, modify and prepare derivative works or compilations of (a) the Documentation; and (b) modifications, derivative works and compilations based upon the Documentation for use with a Program. These rights are exercisable in any medium. Such license will include the right of HP to sublicense distributors, resellers, and other third parties to achieve the foregoing. The right to modify and prepare derivative works and compilations is granted solely for the purposes of combining Documentation of more than one program, condensing Documentation, and formatting and preparing Documentation for user accessibility.

      3.3. License to Photograph (Marketing Materials). ClearCommerce hereby
           -------------------------------------------
           grants to HP, under ClearCommerce's intellectual property rights, a non-exclusive, worldwide license to capture visual images of the Program screen displays and packaging, the Documentation and the CD-ROM, if any, and to use, reproduce, display, perform, distribute, import and modify such photographs and modifications and images solely in connection with HP's marketing and support of the Program and training with respect to the Program. Such license will include the right of HP to sublicense distributors, resellers, and other third parties to achieve the foregoing.

      3.4. Restrictions. HP will not disassemble or otherwise modify any
           ------------
           Program without written authorization from ClearCommerce, except as necessary to ascertain interfaces or as permitted by law.

      3.5. Localized Versions.
           ------------------

           3.5.1. The licenses granted hereunder with respect to the Program and associated Documentation will include all localized versions thereof available from ClearCommerce. Upon the request of HP, ClearCommerce agrees to localize the Program for additional countries upon a schedule to be agreed upon in good faith by the parties.

           3.5.2. In the event that ClearCommerce fails to make commercially available such a localized version of the Program under the schedule agreed upon, then ClearCommerce hereby grants to HP, on terms to be reasonably agreed upon in

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                 good faith; a non-exclusive license to modify the Program in order to localize the Program; and the exclusive, worldwide right to use, reproduce, display and distribute such localized versions developed by HP, in object code form, to end users directly or through HP's third party channels of distribution. Notwithstanding the foregoing, ClearCommerce may pay HP's costs for its localization efforts in which case the aforementioned worldwide license to use, reproduce, display and distribute shall not be exclusive. HP may subcontract its localization efforts subject to confidentiality restrictions reasonably satisfactory to ClearCommerce. Under such license, ClearCommerce will provide HP with reasonable technical assistance, all necessary source code of the Program and any related compilers, utilities, listings or other materials necessary for HP to create a localized version of the Program, which source code HP agrees to treat as Confidential Information of ClearCommerce under Section 10 herein for a period of ten (10) years from the date of receipt.

      3.6.  Trademarks. Neither party is granted any ownership in or license to
            ----------
            the trademarks, marks or trade names (collectively, "Marks") of the other party. Notwithstanding the foregoing, ClearCommerce acknowledges that HP may use ClearCommerce's name and the name of the Program in the course of marketing and distributing, such Program as bundled with the HP Product.

      3.7.  Ownership. Subject to the rights and licenses granted to HP
            -----------
            hereunder, ClearCommerce retains all right, title and interest in the Programs and Documentation, including all copyrights.

      3.8.  Copyright Notices. HP agrees that it will not remove any copyright
            -----------------
            Notices, proprietary markings, trademarks or tradenames of ClearCommerce from the Program or Documentation. ClearCommerce and HP agree that a second HP copyright notice in HP's standard copyright notice form may be added to any authorized HP modification.

      3.9.  Software License Terms. HP will be entitled to use its then current
            ----------------------
            standard form software license terms for marketing and licensing the Programs under this agreement. HP will use reasonable efforts to include any specific Program information which affects how Programs are licensed to licensees in Program documentation provided by HP.

4.    SALES AND MARKETING

      4.1. Sales Model. Upon execution of the Agreement, HP and ClearCommerce
           ------------
           agree to establish a co-selling program for a period of at least twelve (12) months. ClearCommerce agrees that its sales force, or other ClearCommerce sales channels will receive the same compensation regardless of whether HP or ClearCommerce closes the sale of the Programs. HP and ClearCommerce will meet within thirty (30) days of execution of the Agreement to mutually agree upon the rules of engagement for the co-selling program, including revenue and commission allocations for the HP and ClearCommerce sales forces.

           Notwithstanding the above, HP and ClearCommerce agree that upon execution of the Agreement, any sales of the Programs to HP subsidiaries and divisions shall be credited exclusively to HP, excluding any sales that were in progress and generated exclusively by ClearCommerce prior to execution of the Agreement.

      4.2.  Sales Training. ClearCommerce agrees to provide sales assistance to
            --------------
            HP personnel, including twenty (20) days of sales training classes and such additional sales training as is mutually agreed upon by the parties, and marketing material such as Program Documentation, coursework, reviewer guides, competitive product analyses and product literature. ClearCommerce grants HP the right to reproduce such marketing material for internal use and external distribution.

 5.   PROGRAM MAINTENANCE AND SUPPORT

      5.1.  Maintenance and Support.
            -----------------------

          5.1.1. ClearCommerce agrees to provide HP and its customers with ongoing maintenance and support for the Programs under the terms as set forth in Exhibit D hereto. ClearCommerce
                                       ---------
                 agrees to maintain such number of qualified personnel as is necessary to provide such timely and knowledgeable maintenance and support service. HP shall have the right to subcontract all or part of the HP Support (as defined in Exhibit D) obligations
                                                          ---------
                 to third parties.

          5.1.2. Notwithstanding the above, HP may continue to obtain training and support from ClearCommerce for the CFTM Program on mutually agreeable terms.

      5.2.  New HP Products. The parties intend that during the term of this
            ---------------
            Agreement, the Program will be compatible with future releases and revisions of the HP Products, including new or revised versions of the operating systems for the HP Products, provided that such new HP Products support the Program. Upon request by HP, ClearCommerce agrees to use its best efforts to provide HP, at no additional charge, with the Program adapted for use with such new HP Products within ninety (90) days after notification from HP or within a mutually agreed timeframe, provided that HP makes available to ClearCommerce such hardware, software and technical support reasonably necessary for ClearCommerce to develop and qualify such adapted Program.

      5.3.  HP Proposed Enhancements. ClearCommerce agrees to perform
            ------------------------
            functionality Enhancements to the Programs for HP in accordance with the requirements and timeframes set forth in Exhibit B. Any future
                                                         ---------
            Enhancements proposed by HP will be discussed by the parties and undertaken on mutually agreeable terms. Notwithstanding any change in control of ClearCommerce, ClearCommerce agrees to continue making Enhancements to the Programs in accordance with the above terms.

      5.4.  Escrow Agreement. At HP's request, ClearCommerce agrees to enter
            ----------------
into a source code escrow agreement substantially in the form attached hereto as Exhibit F with HP and an independent escrow agent as may be mutually agreed upon. HP and ClearCommerce agree to share equally in the escrow fees payable to maintain such escrow account.

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6.    CLEARCOMMERCE OBLIGATIONS FOR HOSTING AND MERCHANT ENGINE VERSION
      3.7

      6.1  Obligations. ClearCommerce shall dedicate its engineering and other
           -----------
           resources, as required to migrate the CFTM Hosting Engine licenses from Version 3.7 to Version 3.8 by November 1, 1999, and to integrate the BroadVision system to the Merchant Engine, Version 3.8 by November 1, 1999.

           7.   PAYMENT

     7.1.  Payment. HP agrees to pay ClearCommerce according to Exhibit C.
           -------                                              ---------

     7.2.  Audit.  Upon fifteen (15) days prior written notice to HP,
           -----
           ClearCommerce may, at its own expense, appoint a nationally recognized independent auditor, to whom HP has no reasonable objection, to audit and examine such records at HP's offices during normal business hours, solely for the purpose of confirming the accuracy of royalty payments hereunder. Such audit may be made no more often than once every twelve (12) calendar month period. In the event that an audit reveals an overpayment by HP, ClearCommerce agrees to promptly refund or credit HP for such overpaid amount. In the event that such audit reveals an underpayment by HP, HP agrees to promptly pay ClearCommerce the amount of such underpayment. This right of audit will be subject to ClearCommerce's auditor executing HP's standard Confidential Disclosure Agreement.

     7.3.  Fee Warrant. ClearCommerce warrants that the amounts payable
           -----------
           hereunder by HP are no greater than those for any other licensee under similar terms and conditions, and ClearCommerce agrees to pass on to HP the lowest rate or price it has given to such other licensee, commencing effectively on the date it so grants the lower rate or price to any other licensee.

     7.4.  Taxes. ClearCommerce will be solely responsible for taxes on
           -----
           royaltie paid to ClearCommerce under this Agreement, including all state and local use, sales, withholding, property (ad valorem) and similar taxes.


8.   WARRANTY AND INTELLECTUAL PROPERTY PROTECTION

     8.1.  General Warranty. ClearCommerce warrants that it has full power and
           ----------------
           authority to grant HP the rights granted herein and that each Program and accompanying Documentation are free of any and all restrictions, settlements, judgments or adverse claims.

     8.2.  Program Warranty. ClearCommerce warrants that the Program referred to
           ----------------
           herein will operate in accordance with and substantially conform to the Documentation, manuals, any specifications provided or agreed to, and any relevant data sheet or promotional literature distributed by ClearCommerce.

     8.3.  Year 2000 Compliance Warranty. ClearCommerce warrants that all
           -----------------------------
           Programs will be

                 "Year 2000 Compliant." Year 2000 Compliant Programs will perform without error, loss of data, or loss of functionality on account of any inability to process, calculate, compare or sequence date data accurately. In addition, Year 2000 Compliant Programs will not cause any HP Products in which they may be used to fail in any of the ways described above. This Year 2000 Compliance warranty will remain in effect through December 31, 2000, notwithstanding any other warranty period specified in this Agreement.

           8.4.  No Infringement.  ClearCommerce warrants that the Program,
                 ---------------
                 accompanying Documentation, trademarks, copyrights and trade names referred to in this Agreement do not violate or infringe any patent, copyright, trademark, trade secret or other proprietary right of any third party and that ClearCommerce is not aware of any facts upon which such a claim for infringement could be based. ClearCommerce will promptly notify HP if it becomes aware of any claim or any facts upon which a claim could be based.

           8.5.  Intellectual Property Protection.
                 --------------------------------

                 8.5.1. ClearCommerce will, at HP's option, defend and hold harmless HP, its subsidiaries, and customers from any claim, suit, or proceeding alleging that the Program, or any combination of the Program with an HP Product, (provided that the HP Product is not the sole cause of the claim, suit or proceeding) or any documentation, or any part thereof, or any product provided as part of ClearCommerce's support services furnished by ClearCornmerce under this Agreement constitutes an infringement of any third party's patent, copyright, trademark, trade name, other proprietary right, or unauthorized trade secret use. ClearCommerce agrees to pay all damages and costs awarded with respect to such claim or agreed to in any settlement of that claim.

                8.5.2. In case any Program or Documentation or any part thereof in such suit is held to constitute an infringement and its use is enjoined, ClearCommerce will, at its own expense and at its option (i) procure for HP and its customers the right to continue use, or
                         (ii) if applicable, replace the same with, a noninfringing program and documentation of equivalent function and performance, or (iii) modify them so they become noninfringing without detracting from function or performance.

                8.5.3. HP will give ClearCommerce prompt notice of any such claim or action, and will give ClearCommerce the authority, information, and reasonable assistance (at ClearCommerce's expense) necessary to defend. If ClearCommerce does not diligently pursue resolution of the claim nor provide HP with reasonable assurances that it will diligently pursue resolution, then HP may, without in any way limiting its other rights and remedies, defend the claim.

                8.5.4. Notwithstanding the foregoing, ClearCommerce will have no responsibility for claims arising solely and directly from (i) unauthorized modifications of the Program made by HP if such claim would not have arisen but for such modifications, or (ii) unauthorized combination or use of the Program with products not contemplated herein if such claim would not have arisen but for such combination or use.

            8.5.5. THIS SECTION 8.5 STATES THE ENTIRE LIABILITY OF CLEARCOMMERCE
                   WITH RESPECT TO ANY CLAIM OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS BY THE PROGRAMS OR DOCUMENTATION.

      8.6.  Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN,
            -------------------
            CLEARCOMMERCE MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING THE PROGRAM, ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

 9.   INDEMNIFICATION FOR NON COMPLIANT YEAR 2000 PROGRAMS

      9.1   Payment to HP. ClearCommerce agrees to pay all costs incurred by HP
            -------------
            as a result of the Programs listed on Exhibit A not being Year 2000 Compliant (as defined in Section 8.3 above). This payment shall include but is not limited to, costs associated with any replacement efforts, including HP and HP subcontractor engineering time dedicated to the replacement effort, as well as penalties and lost revenue suffered by HP as a result of schedule delays on the affected systems.

      9.2   Indemnification. ClearCommerce will, at HP's option, defend and hold
            -----------------
            harmless HP, its subsidiaries, and customers from any claim, suit, or proceeding that a Program listed on Exhibit A is not Year 2000 Compliant. ClearCommerce agrees to pay all damages and costs awarded with respect to such claim or agreed to in any settlement of that claim.

 10.  TERM AND TERMINATION

      10.1  Term. Unless otherwise terminated earlier under this Section 9, this
      ----------
            Agreement will commence as of the date first set forth above, and will continue twelve (12) months thereafter. This Agreement will renew automatically for two (2) additional one (1) year periods thereafter and only HP shall have the option not to renew for these additional periods with written notice to ClearCommerce sixty (60) days prior to the end of the applicable term. After the first three
            (3) years of the Agreement, either party shall have the option not to renew the Agreement and the Agreement will renew automatically for additional one (1) year periods thereafter unless written notice is given by one party to the other as to its intention not to renew this Agreement at least sixty (60) days prior to the end of the initial or any subsequent term.

      10.2  Termination for Breach.  Either party may terminate this Agreement
            ----------------------
            by written notice to the other party if the other party breaches any material provision of this Agreement and such breach is not cured within thirty (30) days after written notice thereof is received by the breaching party.

      10.3  Effect of Termination. Notwithstanding any termination of this
      ---------------------------
            Agreement, all licenses granted to end users for use of the Program will survive.

      10.4  Survival. Notwithstanding any termination of this Agreement, the
      ---------------
            provisions of

           Agreement, the provisions of this Agreement regarding support, warranty, indemnification, limitation of liability, confidentiality, effect of termination and the miscellaneous provisions. will survive.


 11   LIMITATION OF LIABILITY
 --
      TO THE FULLEST EXTENT PERMITTED BY LAW, UNLESS EXPRESSLY PROVIDED OTHERWISE UNDER THIS AGREEMENT, NEITHER PARTY WELL BE LIABLE FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES OF THE OTHER (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF

      THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR DAMAGES FOR ANY CAUSE WHATSOEVER AND AN AMOUNT IN EXCESS OF THE FEES ACTUALLY PAID TO CLEARCOMMERCE FOR THE SPECIFIC PROGRAM LICENSE(S) AND THE SPECIFIC SERVICE PROVIDED UNDER THIS AGREEMENT THAT ARE IN DISPUTE. NOTWITHSTANDING THE ABOVE, CLEARCOMMERCE WILL BE RESPONSIBLE FOR ANY DAMAGES OF ANY KIND INCURRED BY HP UNDER SECTION 9 ABOVE OR INCLUDED IN ANY AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER SECTION
      8.5 ABOVE.

      Notwithstanding anything herein to the contrary, the parties agree that ClearCommerce's liability to HP for any breach under the Bundled Software License Agreement shall be governed by the terms of Section 8 of the Bundled Software License Agreement which provides that the aggregate liability of either party to the other party, its officers and employees or any third party for any claim arising under the Bundled Software License Agreement, or otherwise arising from the transactions contemplated under the Bundled Software License Agreement, and regardless of the form of action, including, but not limited to, actions for breach of contract, negligence, strict liability, recission and breach of warranty, shall not exceed the fees actually paid to ClearCommerce for the specific program license(s) and the specific services provided under the Bundled Software License Agreement, but that the limit does not apply to actions brought under Section 6.5 of the Bundled Software License Agreement.

 12   CONFIDENTIAL INFORMATION
 --

      12.1  The Program. The Program in object code form and related
      -----------------
            Documentation provided to HP hereunder are deemed non-confidential, and HP is not under any obligation to ClearCommerce to restrict access to or use of such Programs in object code form or related Documentation, provided HP complies with the terms of this Agreement.

      12.2  Confidential Information. During the term of this Agreement, either
      ------------------------------
            party may receive or have access to technical information, including without limitation source code, as well as information about product plans and strategies, promotions, customers and related nontechnical business information which the disclosing party considers to be confidential and which is marked as confidential at the time of disclosure or which, if disclosed orally, is identified as confidential at the time of disclosure and is followed within thirty
            (30) days of disclosure with a written memorandum so stating to the receiving party's Designated

            Recipient for Notice ("Confidential Information'). Confidential Information will be used by only those employees of the receiving party who have a need to know such information for purposes related to this Agreement.

      12.3  Protection of Confidential Information. The receiving party will
      --------------------------------------------
            protect any such Confidential Information of the disclosing party from unauthorized disclosure to third parties with the same degree of care as the receiving party uses for its own similar information for a period of three (3) years from the date of disclosure, unless otherwise provided in this Agreement. The foregoing restriction will not apply to any information which is (i) already known by the receiving party prior to disclosure, (ii) independently developed by the receiving party prior to or independent of the disclosure (iii) publicly available, (iv) rightfully received from a third party without a duty of confidentiality, (v) disclosed under operation of law, or (vi) disclosed by the receiving party with the disclosing party's prior written approval.

 13   MISCELLANEOUS CLAUSES
 --

      13.1 Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party's designated recipient specified in Exhibit E. Notices are validly given upon the earlier
                         ---------
            confirmed receipt by the receiving party or three days after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party notices may also be delivered by telefax and will be validly given upon oral or written confirmation of receipt. Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

      13.2  Acquisition Notice. ClearCommerce shall notify HP (i) no more than
      ------------------------
            one (1) day after engaging an investment banker to seek counter parties for or advise with respect to any possible transaction in which all or substantially all of ClearCommerce's stock or assets, would be acquired in a merger, reverse triangular merger, asset sale, stock sale or otherwise ("Acquisition"); and (ii) as soon as a Board of Directors meeting is scheduled to consider (or acts by written consent to approve) a proposal to bind ClearCommerce contractually to an Acquisition.

      13.3  Equity Participation. ClearCommerce agrees to let HP participate, on
      --------------------------
            equivalent terms of other investors, in any future private equity fundings, upon mutually agreeable terms to be decided at a later date.

      13.4  Exhibits. Each Exhibit attached to this Agreement is deemed a part
      --------------
            of this Agreement and incorporated herein wherever reference to it is made.

      13.5  Independent Contractors. The relationship of the parties established
      -----------------------------
            under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venturer of or with the other.

      13.6  Assignment.  Neither this Agreement nor any part hereof may be
      ----------------
            assigned by either party without the other party's prior written consent, and any attempted assignment is void. Any merger, reorganization, transfer of substantially all assets of a party, or other change in control or ownership will be considered an assignment for the purposes of this Agreement.

      13.7  No Waiver. The waiver of any term, condition, or provision of this
      ---------------
            Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

      13.8  Export Control. The parties agree to comply with all applicable
      --------------------
            United States laws and regulations which may govern the export of Program abroad, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce.

      13.9  Definition Of Days. All references in this Agreement to "days" will,
      ------------------------
            unless otherwise specified herein, mean calendar days.

      13.10 Headings. The Section headings used in this Agreement are for
      --------------
            convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

      13.11 No Publication. Neither party may publicize or disclose to any third
      ---------------------
            party, without the written consent of the other party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press release may be made without the mutual written consent of each party.

      13.12 Severability. If any provision in this Agreement is held invalid or
      ------------------
            unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the parties' original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

      13.13 Non-Restrictive Relationship. Nothing in this Agreement will be
      ----------------------------------
            construed to preclude HP from independently developing, acquiring or marketing computer software packages which may perform the same or similar functions as those software packages provided by ClearCommerce.

      13.14 Entire Agreement. This Agreement comprises the entire understanding
      ----------------------
            between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. Specifically, the parties agree that this Agreement supersedes the Prior Agreements and that the Prior Agreements are no longer in full force and effect except as set forth in Section 11 above. For purposes of construction, this Agreement will be deemed to have been drafted by both parties. No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

     13.15  Governing Law. This Agreement will be governed in all respects by
            --------------
            the laws of New York without reference to any choice of law provisions.



      13.16  Counterparts.  This Agreement may be executed in counterparts, each
             -------------
           of which will be deemed an original.

Agreed:

HEWLETT-PACKARD COMPANY                 CLEARCOMMERCE

By: /s/ [ILLEGIBLE]                     By: /s/ [ILLEGIBLE]
   ------------------------------           ------------------------

Print Name: [ILLEGIBLE]                 Print Name: [ILLEGIBLE]
            ---------------------                   ----------------

Title: GM. E.Commerce Division          Title: VP. Sales
       --------------------------              ---------------------

Exhibits:

Exhibit A  -   Description of Program and Documentation
           -   Form and Media of Program and Documentation

Exhibit B  -   Enhancements To Be Performed by ClearCommerce

Exhibit C  -   Pricing

Exhibit D  -   Maintenance and Support

Exhibit E  -   Relationship and Account Managers
           -   Designated Recipient for Notice

Exhibit F  -   Escrow Agreement

                                  EXHIBIT A

                             LICENSED PROGRAM

 DESCRIPTION OF PROGRAM AND DOCUMENTATION

 PROGRAM:
     ClearCommerce ClearLink API on HP-UX and Solaris - Version 3.8 or later This software provides SSL security for the customer purchase information between the storefront and the ClearCommerce Hosting Engine. It interfaces almost any third party or in-house developed storefront to the Hosting Engine. This software is tested and released by ClearCommerce as platform and release-specific software; it may be available on other platforms. Depending on the configuration of the web server and Hosting Engine, one or more copies of the ClearLink API must be installed in order to allow multiple storefronts to interface with the Hosting Engine.

     ClearCommerce Hosting Engine on HP-UX and Solaris - Version 3.8 or later The ClearCommerce Hosting Engine is an Internet commerce transaction processing, reporting, and tracking engine for managing Internet sales. Modules included with the engine are Payment, Fraud, Merchant Reporting, Electronic Software Download, Shipping, Tax and one small merchant application API per merchant. SNMP support is also provided with the Hosting Engine with the installation of third party SNMP software by Hosting Engine Licensee. For each user of the Hosting engine a non-transferable per merchant per year fee is required. The ClearCommerce Hosting Engine is licensed to customers who want to support 1000's of merchants. It is not licensed to companies who which to support multiple divisions or support multiple storefronts or multiple merchant ID's. This capability is supplied with the Enterprise Merchant Engine.

     ClearCommerce Enterprise Merchant Engine on HP-UX and Solaris - Version 3.8 or later The ClearCommerce Enterprise Merchant Engine is an Internet commerce transaction processing, reporting, and tracking engine for managing Internet sales. The Storefront is interfaced into the Enterprise Merchant Engine with the ClearCommerce ClearLink API on HP-UX. Modules included with the engine are Payment, Fraud, Merchant Reporting, Electronic Software Download, Shipping, Tax and legacy API's. SNMP support is also provided with the Enterprise Merchant Engine with the installation of third party SNMP software by Enterprise merchant Engine Licensee. The Enterprise Merchant Engine is licensed to a single business entity that needs to support multiple storefronts or multiple merchant ID's on a single system.

     ClearCommerce Merchant Engine on HP-UX and Solaris - Version 3.8 or later The ClearCommerce Merchant Engine is an Internet commerce transaction processing, reporting, and tracking engine for managing Internet sales. The Storefront is interfaced into the Enterprise Merchant Engine with the ClearCommerce ClearLink API on HP-UX. Modules included with the engine are Payment, Fraud, Merchant Reporting, Electronic Software Download, Shipping, Tax and legacy API's. SNMP support is also provided with the Merchant Engine with the installation of third party SNMP software by Merchant Engine Licensee. The Enterprise Merchant Engine is licensed to a single business entity that needs to support only a single storefronts and single merchant ID's on a single system.

          Payment: This includes secure order management and payment processing. Most modem interfaces to most processors are supported although certain modem hardware may be required;
               NOTE: Lease line Interface: Unique and specific interfaces are needed from ClearCommerce for a lease line interface to a card processor, one interface is provided with the Hosting Engine license. ClearCommerce supports several specific card processors at this time and may be able to provide other card processor interfaces for additional fees and schedules. Check with ClearCommerce at time of purchase for the availability of lease line card processor interfaces. In addition ClearCommerce also supports several Internet based payment connections to selected card processors.
          Fraud: The Internet Fraud protection module performs Internet specific fraud checks to help reduce the merchant's fraud exposure in doing business over the Internet.
          Merchant Reporting: This module provides web-based tabular and graphical reports for the sales transactions accepted through the e-commerce site. The Reports module provides the quantitative information for sales reconciliation as well as statistical information on sales. Reports are individually based on a Merchant ID or Merchant Account Number, not the storefront.
          Shipping Module and Tax Module: These modules when interfaced properly to the SSL Storefront API allow for automatic calculations of tax and shipping.
          Electronic Software Download: This module when properly interfaced into the SSL Storefront API allows for delivery of digital goods to the consumer after credit authorization.
          Legacy System API: These API's act as translations between the ClearCommerce Enterprise Merchant Engine and the ClearCommerce Merchant Engine (not available on the ClearCommerce Hosting Engine) and the merchants pre-existing information systems (fulfillment, accounting, call center, inventory, etc. Database schema and cryptography are included with the feature to allow the merchant to implement the integration.

 DOCUMENTATION: Associated end-user, installation and training manuals or documents

 FORM AND MEDIA FOR PROGRAM AND DOCUMENTATION PROGRAM FORM/MEDIA:
   Hosting Engine on CD-ROM; ClearLink API normally delivered on CD-ROM DOCUMENTATION FORM/MEDIA:
      PDF files on CD-ROM with Program software, or separately by email transmission

                                  EXHIBIT B

                          PROGRAM ENHANCEMENTS

 ClearCommerce shall perform Enhancements to the Programs as set forth below. The Enhancements must be able to do the following in order for HP to accept such Enhancement.

 1) Hosting and Merchant Engines
                ----------------
 .   Performance:
     ClearCommerce Hosting Engine and Merchant Engine 3.8.2 with Performance Enhancements, operated in the following configuration:
     K-580 server, 500 MB memory
     HP-UX 11.0,
     Oracle 8.0.5,
     or later or upgraded versions of all these products, will achieve 50 ClearCommerce financial transactions per second with a 1-second delay by January 2000.

 .   Scalability (number of storefronts):
     ClearCommerce Hosting Engine and Merchant Engine, operated in the above configuration, will support [*] configured storefronts at the above performance level.

 .   Clustering:
     ClearCommerce Hosting Engine and Merchant Engine, operated in the above configuration, [*]

 .   Reliability:
     ClearCommerce Hosting Engine and Merchant Engine with be integrated with HP Service Guard technology and will meet the guaranteed uptime levels required for Service Guard qualification.

2)  Porting Parity
    --------------
Except to the extent of any performance limiting features of an HP Product, all Programs shall perform on the HP-UX platform with features, functionality, and speed no less than that of the performance of the Programs on any other Unix operating system. In addition, any subsequent Enhancements to the ClearCommerce Merchant Engine resulting in a major or minor release will be [*]

3)  QA Cycle
    ---------
ClearCommerce will permit HP to send an engineer to evaluate ClearCommerce's QA processes at its development site(s). ClearCommerce will make changes to improve its QA processes as mutually agreed by ClearCommerce and HP.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4)  Year 2000 Upgrade
    -----------------
ClearCommerce will upgrade all existing ClearCommerce customers running on HP hardware where the ClearCommerce software is licensed by HP so that their Programs are Year 2000 Compliant as defined in Section 7.3 of the Agreement.

                                     EXHIBIT C

                                     PRICING


All [*] specified below shall apply for the full Term of the Agreement unless otherwise agreed by HP and ClearCommerce.

1. Pricing for ClearCommerce Programs
HP agrees to pay ClearCommerce a license fee in the total amount of One Million Dollars ($1,000,000 U.S.) ("License Fee") [*] of the License Fee will be due and payable upon execution of this Agreement. The remainder of the License Fee shall be paid as set forth in Sections 4 and 5 below.

HP will receive credits for royalties, excluding credits for Support as set forth below, owed to ClearCommerce against the License Fee according to the following discount schedule for all ClearCommerce Programs:

Product                            Royalty
-------                            -------

All Programs                       [*] of Net Revenue Generated by HP's
                                   Shipments of Programs

CFTM                               [*] of Average Selling Price of [*]
Hosting Engine Licenses
[Exception: Sec 2(iii) below]

Support: Level 1 and Level 2       [*] of ClearCommerce List Price for Support
                                   And Upgrade Per Server Assuming List Price
                                   Equals [*] of Initial License List Price

When ClearCommerce's cumulative royalties have exceeded the License Fee, HP will pay to ClearCommerce per copy royalties in accordance with the above discount schedule. No royalty will be due for any package item subsequently returned for a refund or other adjustment. No royalty will be due for any Program used by or distributed by HP or its distributors or subcontractors for reasonable demonstration, training, testing, development or support purposes.

All accrued per copy royalties (less any offset for fees previously paid to ClearCommerce by HP for copies of the Program that were returned or subject to adjustment) will be paid by HP to ClearCommerce within forty five (45) days after the end of each HP fiscal quarter, which ends on the last day of each January, April, July and October. Royalties for CFTM Hosting Engine Licenses will not accrue to HP until shipment to HP's CFTM customer of the CFTM solution. Payments will be accompanied by a report stating the number of copies of the Program distributed in the relevant quarter, and the calculation for the royalty payment.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2. CFTM Pricing
In addition to the License Fee and discount schedule specified in Section I above, HP will continue to pay ClearCommerce the following CFTM fees:

(i) "Per Store-Month Fee" royalty in the amount of [*] for each Store License of the Program that HP uses internally or distributes for use in conjunction with a HP Product. Such royalty will include the right to reproduce and distribute associated Documentation. A [*] payment for Store-Months will be due by March 1, 2000.

(ii) Incremental licenses will be purchased in minimum increments of [*], for which HP will pay quarterly.

(iii) Pricing for the next three (3) Hosting Engine licenses from the date of this Agreement for transfer or sale to a third party under the CFTM will be at a total price of [*].

3. Non-CFTM Per Merchant Per Year Pricing For Hosting Engine
In addition to the License Fee and discount schedule specified in Section 1 above, HP will pay ClearCommerce the Per Merchant Per Year fees for Hosting Engine licenses used for non-CFTM Customers according to the following discount schedule:

Quantity            Per Year       Net Pre-Pay Amount       OR Royalty on Per Year Fee
--------            --------       ------------------          -----------------------
[*]                   [*]                                         [*]
[*]                   [*]           [*]                           [*]
[*]                   [*]           [*]                           [*]
[*]                   [*]           [*]                           [*]
[*]                   [*]           [*]                           [*]

4. Fees to migrate from Hosting and Merchant Engine Version 3.7

If on or prior to November 1, 1999, ClearCommerce completes its obligations set forth in Section 6 of the Agreement, HP shall pay ClearCommerce Five Hundred Thousand Dollars ($500,000) of the License Fee upon such completion. For every week that ClearCommerce is late in completing its obligations under Section 6, provided the delay is solely caused by ClearCommerce, HP shall subtract Fifty Thousand Dollars ($50,000) from the Five Hundred Thousand Dollars ($500,000).

5. Fees for Enhancements

If prior to January 31, 2000, ClearCommerce completes the Enhancements set forth on Exhibit B, HP shall pay ClearCommerce [*] of the License Fee upon such completion. For every week that ClearCommerce is late in completing its obligations under Exhibit B, provided the delay is solely caused by ClearCommerce, HP shall subtract [*] from the [*].

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                     EXHIBIT D

                         MAINTENANCE AND SUPPORT

1. Definitions.
a) "Customer(s)" shall mean an end user licensee of the ClearCommerce Programs who purchases technical support from HP and is under a current contract.

b) "HP Support" shall mean the first and second-level technical support services for the ClearCommerce Programs provided by HP to its Customers.
c) "ClearCommerce Support" shall mean the third-level technical support services for the ClearCommerce Programs provided by ClearCommerce to HP as specified in Section 4 below.

d) "Service Agreement(s)" shall mean a phone in support agreement(s) between HP and a Customer. Such agreements shall be identified on HP's internal systems as options H02 (8*5 support) or H24 (24*7 support).

e) "Failure" means the Program does not substantially perform in accordance with the User Documentation.

f) "Permanent Fix" means a fully tested and quality controlled error correction to a Failure in the Program.

g) "Workaround" means the temporary prevention of the reoccurrence of a Failure after implementation of a specific procedural or process change.

h)  "Relief" means (i) an immediate solution or Permanent Fix to a Failure or
    (ii) a Workaround that avoids the Failure or reduces the impact of such Failure until such time that a Permanent Fix is available. This will not include recovery, which is the restoration of a system database or similar capacity.

2. Scope.
a) In General. HP agrees to administer Customer orders for technical support, to provide Customers with Program installation assistance, and to provide first and second-level technical support services for the Programs in accordance with the terms of this Exhibit D. ClearCommerce agrees to
                                       ---------
    provide technical training, applicable Documentation and Updates, and third-level technical support services for the Programs to HP and to Customers in accordance with the terms of this Exhibit D.
                                                    ---------

b) Worldwide Implementation. ClearCommerce and HP will implement the terms of the Agreement in any countries World-Wide where HP has a support presence.

c) Obligation to Customers. Neither HP nor ClearCommerce will make any obligations to Customers on behalf of the other, nor commit the resources of the other to Customers, without the other party's prior consent.

 3. Services Provided By HP.
 a) Conflict Administration and Service Orders. Upon the request of Customers and approval by HP, HP, at its option, will accept service orders for HP Support directly from Customers and will enter into and administer, including invoicing, Service Agreements.

 b) Installation Assistance. HP will provide Installation Assistance. "Installation Assistance" will include support and skilled instruction to Customers regarding the use and installation of the Programs, including but not limited to, telephone and email support, and working with the Programs to verify proper equipment and network configuration for the hardware and software to be ordered, installed and set up prior to installation of the Programs.

 c) Level One Support. HP will provide Level One Support. "Level One Support" means the initial response (and any follow up response as appropriate) to a support request from a Customer and is available twenty-four (24) hours a day, seven (7) days a week. Level One Support includes initial information gathering and may include, without limitation, some or all of the following: verification of entitlements, answering product installation, configuration or usage questions, initial problem information gathering, problem isolation and identification, providing standard fixes and Workarounds to known problems, the dispatch of field technicians for on-site remedial hardware services, the distribution and installation of field change orders, the assignment of an Error Severity, Level (as outlined below) and the referral of support requests to Level Two Support when Relief cannot be provided within predetermined elapsed time guidelines. Wherever possible HP will provide Customers with Level One Support in the local country language during normal working hours for the local country. Outside of these hours and during periods of local public holidays, the Level One Support will be provided in English.

 d) Level Two Support. HP will provide Level Two Support. "Level Two Support" means promptly responding to support requests referred by Level One Support resources by providing Relief acceptable to Customers. Level Two Support consists of additional information gathering/problem isolation, reproducing the Customer's problem within the HP Response Center environment, providing Relief for both new and known complex problems, referring unresolved problems or those requiring formal fixes to Level Three Support, and working with Level Three Support teams to recreate and resolve the problems.

e)   Error Severity Levels. "Error Severity Levels" shall be defined as follows:

             Severity 1      Critical Business Impact (Urgent): The problem
                             results in the failure of the complete software system, of a subsystem, or of a software unit within the system, and there is no workaround.
                             Program financial transactions can not be completed
                             (complete lo ss of service).

             Severity 2      Serious Business Impact (High): The problem results
                             in the failure of the complete software system, of a subsystem, or of a software unit within the system, and there is a workaround or alternative
                             (significant loss of service).

             Severity 3      Minor Business Impact (Medium): The problem does
                             not result in a
                           failure, but causes the system to produce incorrect, incomplete or inconsistent results or the problem impacts the system usability (minor loss of service).

               Severity 4  No work being impeded (Low): The problem does not cause a failure, does not impair usability, and the desired processing results are easily obtained by working around the problem (information requested or reported only).


 4. Services And Rights Provided By ClearCommerce
 a) ClearCommerce Training. Upon the Effective Date of this Agreement and for the term of this Agreement, ClearCommerce will provide, at no charge, to the HP response center engineers identified by HP, 15 days worth of initial training (minimum of 5 people per training class) on the ClearCommerce Programs to enable HP to deliver HP Support to Customers plus an additional 5 days of training for each new Version or Major or Minor Release (defined in subsection j below). HP may purchase additional training from ClearCommerce at, a rate of [*] plus reasonable travel and living expenses (if a ClearCommerce trainer provides training at a remote HP site). In addition, ClearCommerce will make commercially reasonable efforts to provide HP with the following information:

           a)   Program descriptions and functionality
           b) Information relating to the interaction between the ClearCommerce Program and the operating system
           c)   Technical procedures to identify the ClearCommerce Programs
           d)   Minimum configurations for the ClearCommerce Programs
           e)   Troubleshooting techniques
           f)   Error correction information
           g) Reports of bug fixes incorporated in the current release of the ClearCommerce Program
           h)   Identification of known bugs
           i) Compatibility matrix for hardware platforms and associated supported
                ClearCommerce Program versions

b) Right to Copy Education Materials. ClearCommerce grants HP a license to reproduce, in whole or in part, any education materials distributed to HP by ClearCommerce in conjunction with the above referenced ClearCommerce training to be used solely by HP technical support engineers for the sole purpose of providing HP Support to Customers. All titles, trademarks, copyright and restricted rights notices shall be reproduced in any copies. Education materials do not include Documentation; Documentation is addressed in subsection (c) below.

C) ClearCommerce Documentation. ClearCommerce shall provide HP at no charge, two
(2) copies of ClearCommerce's standard documentation for each ClearCommerce Program (Documentation), for reproduction and distribution by HP. ClearCommerce shall provide HP two (2) copies of any updates to ClearCommerce Documentation within three (3) business days of the update's availability. ClearCommerce Documentation will be provided in CD-ROM format, subject to availability.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

d) ClearCommerce Updates and Upgrades. For the Term of this Agreement, ClearCommerce grants HP a non-transferable license to use and to reproduce, in whole or in part the above-referenced ClearCommerce Documentation and updates and upgrades provided to HP by ClearCommerce. The ClearCommerce Documentation and updates and upgrades shall be used solely by HP technical support engineers for the sole purpose of providing HP Support to Customers. All titles, trademarks, copyright and restricted rights notices, shall be reproduced in any copies.

e) ClearCommerce Programs. ClearCommerce will provide for each ClearCommerce Program, at no charge, two (2) copies of the ClearCommerce Program and of the upgrades and updates for reproduction and distribution by HP.

f) Right to Use and Distribute. For the Term of the Agreement, HP shall have a nonexclusive, non-transferrable, world-wide license to use and distribute to Customers who have entered into Service Agreements the following items provided by ClearCommerce: (i) updates, when available and in accordance with ClearCommerce's standard policies and procedures; (ii) Documentation provided with the updates; and (iii) software bug fixes to the ClearCommerce Programs. These items shall only be used for the sole purpose of providing training and technical support to HP employees and/or Customers for the ClearCommerce Programs. All titles, trademarks, copyright and restricted rights notices shall be reproduced in any copies.

g) Notification of Changes. ClearCommerce will notify HP of any changes in ClearCommerce support policies and procedures that are reasonably expected to materially affect HP's ability to support the ClearCommerce Programs under the Agreement.

h) Notification of Discontinuance. In accordance with ClearCommerce's standard procedure of providing advance notification to customers with regard to ClearCommerce's intention to discontinue support for a product, ClearCommerce will notify HP of ClearCommerce's intention to discontinue technical support of any ClearCommerce Program. Notwithstanding the above, ClearCommerce shall continue to make available for distribution and support Programs that are updated or upgraded in accordance with subsection (j) below.

i) Diagnostic Tools and Troubleshooting. If made available by ClearCommerce and subject to mutually agreeable terms, ClearCommerce may provide HP with appropriate troubleshooting techniques and diagnostic tools for the ClearCommerce Programs that ClearCommerce may have or develop which will assist HP in software problem resolution. HP will only use such diagnostic tools provided by ClearCommerce to perform its obligations under this Agreement.

i) ClearCommerce Programs Obsolescence Policies. ClearCommerce Programs are identified by a numbering scheme to identify updates. This numbering scheme has a minimum of two numbers placed in the following format: x.y. However, sometimes ClearCommerce uses a numbering scheme which has three numbers placed in the following format: x.y.z.

A "Version" shall be identified by the number in the "x" position. A "Major Release" shall be identified by the number in the "y" position. A "Minor Release" shall be identified by the number in the "z" position. A "Terminal Release" shall be the last Update before a new Major Release or a new Version is issued.

            (i) When a new Version or a new Major Release is made available by ClearCommerce, ClearCommerce will continue to provide the following services to HP for the Terminal Release upon the then current supported operation systems that the Clear Commerce software performs under for a period of [*] until the next major release whichever comes first:

                 (a) telephone technical assistance;

                 (b) bug fixes for Severity I and escalated Severity 2 bugs, including software error correction and backporting of fixes;

                 (c) migration path information;

                 (d) certification with supported products or newer operating system releases; and

                 (e) escalation support, response times, and skill availability as specified below.

                 ClearCommerce will continue to provide telephone, technical assistance, available pre-existing workarounds and fixes for known problems that do not require any development effort, and migration path information for an additional period of [*] for the Terminal Release after the initial [*] period.

           (ii) Upon release of a new Version or a new Major Release, ClearCommerce will provide [*] of telephone assistance only for all prior Minor Releases, excluding the Terminal Release, within the immediately prior Major Release chain.

           (iii) ClearCommerce will give HP timely notice, but no less than ninety (90) days prior written notice of planned Terminal Releases.

In the event ClearCommerce changes its support policies from those as set forth above, the changes will be provided to HP. If the changes are functionally equivalent to those policies specified above, then the new policies will become effective immediately. In the event that the changes are not functionally equivalent to those as set forth above, the new policies will become effective upon HP's acceptance of the changes.

The decision about any ClearCommerce support policy changes being functionally equivalent to the policies specified above will be made jointly by the Strategic Contacts.

(k) "Level Three Support". ClearCommerce will provide at a minimum the following maintenance and support with respect to the Program:
           (i) Take appropriate corrective action on any defect report it receives in accordance with the schedule below, including source code reading when the problem requires detailed analysis of memory dumps and creating patches and patch installation scripts. ClearCommerce will provide HP with the necessary data or software to allow HP to distribute the solution to Customers. Error classification is determined by HP, but

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                 ClearCommerce reserves the right to reasonably change a
                 classification after it is escalated to ClearCommerce.
          (ii)   Maintain a telephone number and technician to receive calls during normal business hours concerning problems and
                 questions.
          (iii) Provide prompt notification and assistance in the event ClearCommerce determines a problem exists.
          (iv) Provide normal evolutionary enhancements, upgrades and updates, including instructions for implementation.
          (v) Provide a designated, knowledgeable support contact for providing technical support, who may be changed by written notice.
          (vi) Provide "Escalation" support to HP if HP declares a customer situation requires immediate action as described below. This may require ClearCommerce to give additional attention, extra resources or assist a HP engineer on-site. An Escalation may require ClearCommerce to respond in a twenty-four (24) hours per day, seven (7) days per week support when the situation is judged by HP as being Error Severity Level 1: Critical.

 l) Response Time And Effort. ClearCommerce shall respond to HP Level Two Support referrals according to the following schedule:

          =================================================================================================================
                                                                                   Response Effort - issue worked...
                                  Error              Initial Response
          Error Severity      Classification              Time*
             Level
          -------------------------------------------------------------------------------------------------------------------
               1              Critical               less than 30 minutes       7X24 until resolved, the issue is
                                                                                downgraded in Severity level, or both
                                                                                parties agree that that the procedural or
                                                                                reasonable workaround is available.
        ----------------------------------------------------------------------------------------------------------------------
               2              Severe                 less than 1 hour           Normal working hours
        ----------------------------------------------------------------------------------------------------------------------
               3              Medium                 less than 2 hours          Normal working hours
        ----------------------------------------------------------------------------------------------------------------------
               4              Low                    less than 2 hours          Normal working hours
        ======================================================================================================================

* "Initial Response Time" is the time for a return call from ClearCommerce to HP to acknowledge the error and to estimate the time for delivery of the resolution.

5. Escalation of Customer Problems
a) Initiating Escalation. The escalation procedure ("Escalation") will be followed if either party believes a Customer situation requires additional attention by the other party to resolve the problem. Either party will initiate Escalation if the normal avenues for problem resolution have been exhausted. Conditions which will trigger Escalation include high levels of Customer anxiety, disagreement between the parties as to responsibility for pre-screened problems, Clearcommerce's failure to meet the response time under Section 4(l) above, HP's failure to adequately co-operate with ClearCommerce, or recurring intermittent critical Problems which remain unresolved after two (2) attempts.

b) Escalation Process. Either party's Strategic Contact will call the other party's Strategic Contact to request Escalation. Once a party requests Escalation, appropriate contacts are designated within each party's organization. The individual designated as the escalating party's Problem Site Manager will then contact the other party's Problem Site Manager to develop and write an Action Plan, as defined below. This Action Plan will outline the specific steps the parties, both individually and mutually, will take. The Action Plan is then followed and updated as necessary. When the problem has been resolved, or it is determined that a resolution is not possible, the monitor phase is initiated. When monitoring indicates that the problem is resolved, the Escalation is closed.

If Escalation is consistently requested by either party for a number of Customers over a period of time, then either party may request in writing that the Support Operations be reviewed by and discussed between the appropriate HP and ClearCommerce Vice Presidents. The Vice Presidents shall develop an appropriate Action Plan to resolve the situation. The effectiveness of the Action Plan will be reviewed after three (3) months. Agreed upon changes shall then be made to the Support Operations.

c) Designated Contacts. Once Escalation has been requested, each party will designate individuals with the responsibilities listed below and will promptly report these designates and their telephone numbers to the other party's Operational Contact. An individual may fulfil multiple roles, provided he/she can carry out the described responsibilities. Once designated, the individuals will establish and maintain direct contact with their counterparts until the escalation is closed as described below.

         i. Problem Site Manager. The Problem Site Manager ensures the Action Plan is developed, written, and communicated properly, provides the highest level of technical knowledge short of factory/lab; provides on-site assistance as appropriate; and ensures problem replication and generation of technical "work-around," if possible.

         ii. Factory Problem Manager (designated whenever needed; does not have to be designated initially). The Factory Problem Manager manages Escalation communications within factories/labs involved; utilizes factory/lab resources for escalated problem support; analyses problem data sent from field; reviews action plan; and ensures prompt factory/lab response to escalated field requests

         iii. Strategic Contacts. If at any time during Escalation, one party feels the problem is not being dealt with or the other party is not responding adequately to requests for assistance, the respective Strategic Contact will be notified. The Strategic Contacts will then work together to resolve the issue.

d) Action Plan. The designated contacts will work together to develop a mutual Action Plan as quickly as possible which establishes, at minimum:

               * Actions to be taken, which may include (i) reprioritizing commitments, (ii) increasing resources, (iii) establishing remote dial into Customer system for direct observation, or
                  (iv) sending engineers on-site.
               *  Responsibility for each action
               *  Purpose or desired result of each action
               *  Expected completion of each action
               *  Contingency/next step if desired results are not achieved

               This Action Plan will be modified by mutual agreement among the designated contacts whenever the situation requires.

e) On-Site Visits. During Escalation, either party may request that the other party send engineers on-site to resolve escalated problems. Typical situations for which a party may request on-site Visits may include: (i) when the Customer perceives that its business relationship is deteriorating due to persistent problems with the ClearCommerce Programs, or (ii) when it is not possible or is extremely inconvenient to reproduce the problem remotely, at the ClearCommerce site, or at HP in a timely fashion.

f) Status Updates. Each designated contact will establish a schedule of follow-up, status update communications with his/her counterpart that will ensure timely exchange of information.

g) Monitor Phase. The purpose of the monitor phase is to evaluate the Customers environment over some period of time to verify that the problem has been resolved. Both parties will co-ordinate monitoring activities and mutually agree to close the monitor phase when it is clear the problem is resolved.

h) Closing Escalation. When both parties agree that the problem has been resolved or the situation no longer requires Escalation, the Escalation is closed. Each designated contact will exchange final reports with his/her counterpart summarizing the Customer problem(s), actions taken, results of those actions, likelihood of problem recurrence, and recommended future actions.

6. Relationship Management
a) Strategic Contacts. ClearCommerce and HP will each designate an employee who shall serve as the sole liaisons between HP and ClearCommerce as each party's strategic contact for support related matters ("Strategic Contact"). Each party shall notify the other whenever the designated Strategic Contacts' responsibilities are transferred to another employee. The Strategic Contacts will be the focal points for general relationship and process issues and will be responsible for managing the overall support relationship of the parties. The initial Contacts are set forth below.

          ==========================================================
                CLEARCOMMERCE                        HP
          ==========================================================
            Strategic contacts:              Strategic Contacts:

            Mindy Kerber                     Jim Bignell
            Phone:                           Phone: (650) 691-5140


          ==========================================================

b) Cooperation. HP and ClearCommerce acknowledge that the timely provision of and access to assistance, co-operation, complete and accurate information and data from their officers, agents, and employees are essential to performance of any technical support services, and that each party's ability to provide such services is dependent upon same

                                   EXHIBIT D

                            ACCOUNT REPRESENTATIVES



LICENSOR                            Copy to:
--------                            --------

Name ____________
Title ___________
Address _________
       __________
Phone ___________


HP:                                 Copy to:
---                                 --------

Name _____________
Title ____________
Address __________
        __________
Phone ____________


HOLDER:
-------

Name _____________
Title ____________
Address __________
       ___________
Phone ____________

                                   EXHIBIT E

                         ACCOUNT/RELATIONSHIP MANAGERS

HP                                CLEARCOMMERCE

_____________________             _______________________
_____________________             _______________________
_____________________             _______________________
_____________________             _______________________
_____________________             _______________________
_____________________             _______________________

Tel: ________________             Tel: __________________
Fax.:________________             Fax:___________________


                        DESIGNATED RECIPIENT FOR NOTICE

HP                                CLEARCOMMERCE


_____________________             _________________________
_____________________             _________________________
_____________________             _________________________
_____________________             _________________________
_____________________             _________________________
_____________________             _________________________

Tel: ________________             Tel:_____________________
Fax: ________________             Fax:_____________________